Exhibit 10

CHANGE IN CONTROL SEVERANCE PROGRAM
OF DEERE & COMPANY

Effective as of August 26, 2009

TABLE OF CONTENTS

1.	Purpose	1

2.	Definitions	1

3.	Eligibility	7

4.	Severance Benefits	7

5.	Form and Timing of Severance Benefits	10

6.	Excise Tax	11

7.	The Company’s Payment Obligation	11

8.	Covenants and Release of the Participants	12

9.	Funding	12

10.	Administration	13

11.	Claims Procedure	13

12.	Legal Fees	14

13.	Successors and Assignment	14

14.	Miscellaneous	15

15.	Effect on Prior Agreements	16

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CHANGE IN CONTROL SEVERANCE PROGRAM

OF DEERE & COMPANY

1.            Purpose

The purposes of the Program are (i) to provide Participants with severance payments and benefits in the event of a Qualifying Termination, (ii) to assure the Company that it will have the continued dedication of the Participants and the availability of their advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and (iii) to provide an additional incentive for the Participants to remain in the employ of the Company.  The Program is intended to be a “top-hat” plan for a select group of management or highly compensated employees of the Company, but is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company intends for the Program to replace, over time, the bilateral change-in-control agreements that the Company has previously entered into with certain key executives and employees and, except for such bilateral agreements, is not intended to affect eligibility for or payment of any other compensation or benefits in accordance with the terms of any applicable plans or programs of the Company.

2.            Definitions

Whenever used in the Program, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)          “Administrator” means the Company’s Vice President, Human Resources or such other person designated by the Committee.

(b)          “Base Salary” means a Participant’s annual rate of salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(c)          “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)          “Board” means the Board of Directors of the Company.

(e)          “Bonus” means the target bonus amount for a Participant for the fiscal year in which the Effective Date of Termination occurs pursuant to the John Deere Short -Term Incentive Bonus Plan or any successor plan or arrangement thereto.  The Bonus will be determined (i) for Tier 1 Participants by the Committee and (ii) for Tier 2 Participants in accordance with the terms and procedures of the Deere Short -Term Incentive Bonus Plan or any successor plan or arrangement thereto.  For purposes of the Program, the term “Bonus” shall not include any payments made pursuant to the Company’s Mid-Term Incentive Plan, Long-Term Incentive Plan or any successor plans or arrangements thereto.

(f)           “Cause” means (i) a Participant’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from Disability or occurring after issuance by a Participant of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to such Participant that specifically identifies the manner in which the Company believes that such Participant has willfully failed to substantially perform his duties, and after such Participant has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand; (ii) a Participant’s willfully engaging in conduct (other than conduct covered under (i) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) a Participant’s having been convicted of, or having entered a plea of nolo contendere to, a felony.  For purposes of this definition, no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by a Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(g)          “Change in Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Company is then subject to such reporting requirement, provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)            any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than a Participant or group of Participants, the Company or a subsidiary, any employee benefit plan of the Company including its trustee, or any corporation or similar entity which becomes the Beneficial Owner of securities of the Company in connection with a transaction excepted from the provisions of clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of the Company (not including the securities beneficially owned or any securities acquired directly from the Company) representing thirty percent (30%) or more of the combined Voting Power of the Company’s then outstanding securities;

(ii)           the following individuals shall cease to constitute a majority of the Board:  individuals who on the Participation Date constitute the Board and any new director(s) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Participation Date or whose appointment or election or nomination for election was previously so approved but excluding, for this purpose, any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)          there is consummated a merger, consolidation or similar business combination transaction of the Company (including, for the avoidance of doubt,

any business combination structured as a forward or reverse triangular merger involving any direct or indirect subsidiary of the Company) with any other company, other than a merger, consolidation or similar business combination transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined Voting Power of the voting securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation or similar business combination transaction; or

(iv)         the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(h)          “CIC Agreement” means a change in control agreement entered into between the Company and an executive or other employee.

(i)            “Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(j)           “Committee” means the Compensation Committee of the Board or any other committee of the Board appointed by the Board to perform the functions of the Compensation Committee.

(k)          “Company” means Deere & Company, a Delaware corporation, or any successor thereto as provided in Section 13(a) herein.

(l)            “Disability” means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed when such disability commenced.

(m)         “Divestiture” means a transaction in which (x) the entity that employs a Participant is sold, spun-off or otherwise disposed of by the Company with the result that such entity is no longer a 409A Affiliate, or (y) the business unit or division in which the Participant is employed is spun-off as a separate entity that is not a 409A Affiliate or is sold or otherwise transferred to a third party that is not a 409A Affiliate.

(n)          “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

(o)          “Employment” means a Participant’s employment with the Company or any of its 409A Affiliates.

(p)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(r)           “Good Reason” means, without a Participant’s express written consent, the occurrence of any one or more of the following:

(i)            The assignment of a Participant to duties materially inconsistent with such Participant’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company, or a reduction or alteration in the nature or status of a Participant’s authorities, duties, or responsibilities from the greater of (i) those in effect on the Participation Date; (ii) those in effect during the fiscal year immediately preceding the year of the Change in Control; or (iii) those in effect immediately preceding the Change in Control;

(ii)           The Company’s requiring a Participant to be based at a location which is at least fifty (50) miles further from the current primary residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business to an extent substantially consistent with such Participant’s business obligations as of the Participation Date;

(iii)          A reduction by the Company in a Participant’s Base Salary as in effect on the Participation Date or as the same shall be increased from time to time;

(iv)         A material reduction in a Participant’s level of participation in any of the Company’s short-, mid- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which such Participant participates from the levels in place during the fiscal year immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if a Participant’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with such Participant’s position;

(v)          The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the obligations under the Program, as contemplated in 13(a) herein; or

(vi)         Any involuntary termination of a Participant’s Employment that is not effected pursuant to a Notice of Termination.

The existence of Good Reason shall not be affected by a Participant’s temporary incapacity due to physical or mental illness not constituting a Disability.  A Participant’s continued employment shall not constitute a waiver of such Participant’s rights with respect to any circumstance constituting Good Reason.

(s)           “Multiplier” shall mean (i) three (3) in the case of a Tier 1 Participant and (ii) one and one-half (1.5) in the case of a Tier 2 Participant.

(t)           “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in the Program relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s Employment under the provision so indicated.

(u)          “Participant” means each person who is designated to be a Tier 1 Participant or Tier 2 Participant under the Program.

(v)          “Participation Date” means, with respect to each Participant, the date specified by the Committee or the Administrator as provided in Section 3(a) as of which such individual becomes a Participant in the Program.  If a Participant who is designated a Tier 2 Participant is subsequently designated a Tier 1 Participant, or if a Tier 1 Participant is subsequently designated in accordance with Section 3(c) a Tier 2 Participant, then from and after the effective date of such later designation, the Participant’s Participation Date will be such effective date.

(w)         “Payment Date” shall have the meaning ascribed to such term in Section 5(a) herein.

(x)          “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

(y)          “Post-Divestiture Employer” means, in the case of a Participant whose employment is with an entity, business unit or division that is the subject of a Divestiture and who immediately following the Divestiture continues to be employed with such entity, business unit or division, the Participant’s employer immediately following the Divestiture (including all entities that are considered to be a single employer with such party under the default provisions in Treasury Regulations Section 1.409A-1(h)).

(z)           “Potential Change in Control” of the Company means the happening of any of the following:

(i)            the entering into an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 2(g) hereof; or

(ii)           the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than a Participant or group of Participants, the Company or a subsidiary, or any employee benefit plan of the Company including its trustee) of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of the Program.

(aa)        “Program” means this Change in Control Severance Program of Deere & Company and its Subsidiaries, as subsequently amended from time to time.

(bb)       “Release” shall have the meaning ascribed to such term in Section 8 herein.

(cc)        “Release Deadline” shall have the meaning ascribed to such term in Section 8 herein.

(dd)       “Qualifying Termination” means any of the events described in Section 4(b) herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(ee)        “SEC” means the United States Securities and Exchange Commission.

(ff)          “Severance Benefits” means the payment of severance compensation as provided in Section 4(d) herein.

(gg)        “Subsidiary” means any corporation or other entity of which ownership interests having ordinary Voting Power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

(hh)        “Tier 1 Participant” means each person who is designated by the Committee as a Tier 1 Participant.

(ii)           “Tier 2 Participant” means each person who is designated by the Administrator as a Tier 2 Participant.

(jj)          “Voting Power” of a corporation or other entity means the combined voting power of the then-outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors.

(kk)       “409A Affiliate” means any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Company and any trade or business (whether or not incorporated) that is under common control with the Company (within the meaning of Section 414(c) of the Code), provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2.

3.            Eligibility

(a)            Designation of Participants.  Tier 1 Participants shall be designated in writing from time to time by the Committee in its discretion.  Tier 2 Participants shall be designated in writing from time to time by the Committee or the Administrator.  At the time an individual is designated as a Participant, the Committee or the Administrator, as the case may be, shall specify such individual’s Participation Date (which may, but need not, be the date of the Committee or the Administrator action designating the individual as a Participant).  The books and records of the Company shall be definitive for purposes of determining whether and as of when an individual has been designated as a Participant.

(b)            Participation Exclusive.  Unless and until an individual has been designated as a Participant and the relevant Participation Date has occurred, such individual shall have no rights under the Program, regardless of whether any other individual with a similar position, rate of compensation or responsibilities has become a Participant.  No individual shall become a Participant while such individual is party to an effective CIC Agreement, and in no event may any individual have entitlements under both the Program and a CIC Agreement.

(c)            Termination of Participation.  The Committee, with respect to Tier 1 Participants (including, for this purpose, a Tier 1 Participant who is being converted to a Tier 2 Participant), and the Committee or the Administrator, with respect to Tier 2 Participants, may provide notice to a Participant at any time that such Participant shall cease to be a Participant.  Any such termination or reduction of Participant status shall become effective on the earliest anniversary of the relevant Participant’s Participation Date that is at least six (6) months from the date of the notice of termination or reduction of Participant status, provided, however, that no such termination or reduction of Participant status shall be effective prior to the second anniversary of the Participant’s Participation Date; provided, further, that no notice of termination or reduction of Participant status shall be given within six (6) months following a Potential Change in Control; and provided, further, that following a Change in Control, no such termination or reduction of Participant status shall be given effect until the later of (i) twenty-four (24) months after the month in which the Change in Control occurs or (ii) if a Participant experiences a Qualifying Termination before the end of such twenty-four (24) month period, until all obligations of the Company under the Program have been fulfilled and all benefits required under the Program have been paid or provided to the Participant.

4.            Severance Benefits

(a)          Right to Severance Benefits. Subject to Section 8, a Participant shall be entitled to receive from the Company the Severance Benefits described in Section 4(d) if a Qualifying Termination of such Participant has occurred. A Participant shall not be entitled to receive Severance Benefits if he or she is terminated for Cause, or if his or her Employment ends due to death or Disability or due to a voluntary termination of Employment without Good Reason.  An individual who has ceased to be a

Participant in the Program in accordance with Section 3(c) shall not be entitled to any Severance Benefits under the Program in connection with his or her termination of Employment for any reason, even if such termination of Employment would have qualified as a Qualifying Termination had the individual been a Participant at the time of his or her termination of Employment.  No Severance Benefits shall be payable under the Program to any individual if the Program has been terminated as to such individual in accordance with Section 14(d) at the time of such individual’s termination of Employment.

(b)          Qualifying Termination.  Subject to Section 8, the occurrence of any one or more of the following events shall trigger the payment of Severance Benefits to a Participant under the Program:

(i)            An involuntary termination of a Participant’s Employment for reasons other than Cause within six (6) months preceding or within twenty-four (24) calendar months following a Change in Control of the Company; any such involuntary termination shall be pursuant to a Notice of Termination (specifying the Effective Date of Termination which shall be not less than five (5) days from the date of the Notice of Termination) delivered to such Participant by the Company; or

(ii)           A Participant’s voluntary termination of Employment for Good Reason within twenty-four (24) calendar months following a Change in Control of the Company pursuant to a Notice of Termination delivered to the Company by such Participant.

For purposes of the Program, a Participant’s Employment will be considered to have terminated upon (and only upon) such Participant’s “separation from service” from the Company and its 409A Affiliates as determined under the default provisions in Treasury Regulation Section 1.409A-1(h).

(c)          Divestitures.  Without limiting the generality of the foregoing Section 4(b), if the entity, business unit or division that employs a Participant is the subject of a Divestiture, the Participant will be considered to have experienced an involuntary termination of Employment as of the date such entity ceases to be a 409A Affiliate or the assets of such business unit or division are sold or transferred to a non-409A Affiliate, regardless of whether the Participant is considered to have experienced a termination of Employment with the Company and its affiliates for any other purpose; provided, however, that if a Divestiture occurs within six (6) months preceding or within twenty-four (24) months following a Change in Control of the Company, then the Divestiture itself will not be considered to cause a termination of the Participant’s employment, and whether the Participant experiences a Qualifying Termination following such Divesture will be determined by reference to the Participant’s employment with the Post-Divestiture Employer (so that, for example, an involuntary termination of the Participant’s employment with the Post-Divestiture Employer for reasons other than Cause within 24 calendar months following a Change in Control of the Company will trigger the payment of Severance Benefits).

(d)          Description of Severance Benefits.  Subject to Section 8, in the event a Participant becomes entitled to receive Severance Benefits, the Company shall pay or provide to the Participant all of the following:

(i)            An amount equal to the product of (x) the sum of the Participant’s Base Salary in effect at the Effective Date of Termination (without regard to any decreases therein which constitute Good Reason) plus his Bonus and (y) the Multiplier.

(ii)           An amount equal to his unpaid Base Salary, accrued vacation pay, and earned but not taken vacation pay through the Effective Date of Termination.

(iii)          An amount equal to his Bonus multiplied by a fraction, the numerator of which is the number of days he was employed by the Company in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365) less, in the case of a Participant who began Employment after the beginning of the fiscal year, the number of days from the beginning of the fiscal year to the date he commenced Employment.

(iv)         A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Effective Date of Termination for Tier 1 Participants and for eighteen (18) months after the Effective Date of Termination for Tier 2 Participants; provided, however, that the Participant shall pay (or promptly reimburse the Company for the cost of) any portion of the premiums for such coverage that results in taxable income to the Participant attributable to the first six (6) months following the Effective Date of Termination in excess of $5,000, and in such case, the Company shall repay the Participant the amount of such payment or reimbursement at the time provided in Section 5(a) for the payment of Severance Benefits. These benefits shall be provided to the Participant at the same premium cost, and at the same coverage level, as in effect as of his Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Participant in a corresponding manner.  The continuation of these welfare benefits shall be discontinued prior to the end of the three (3) year or eighteen (18) month period, as applicable, to the extent such Participant has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Committee.

(v)          In a single payment, an amount in cash equal to the amount of the Company’s employer contributions made on behalf of the Participant under all defined contribution plans of the Company for the plan year immediately preceding the Effective Date of Termination (or, if higher, for the plan year immediately prior to the Change in Control).

(e)          Other Benefits.  Compensation which has been deferred under the Company’s nonqualified deferred compensation plans, increased with applicable notional interest and adjusted for applicable notional gains and losses, shall be distributed pursuant to the terms of the applicable plan.  In addition, the Participant’s benefits, if any, under the John Deere Supplemental Pension Benefit Plan, the John Deere Senior Supplementary Pension Benefit Plan and any other nonqualified defined benefit pension plan will be calculated and distributed pursuant to the terms of the applicable plan.

(f)           Termination for Disability.  Following a Change in Control of the Company, if a Participant’s Employment is terminated due to Disability, such Participant shall receive his Base Salary through the date of termination, at which point in time such Participant’s benefits shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect.  In the event a Participant’s Employment is terminated due to Disability, such Participant shall not be entitled to the Severance Benefits described in Section 4(d).

(g)          Termination for Death.   Following a Change in Control of the Company, if a Participant’s Employment is terminated by reason of the Participant’s death, such Participant’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect.  In the event a Participant’s Employment is terminated by reason of his death, such Participant shall not be entitled to the Severance Benefits described in Section 4(d).

(h)          Termination for Cause, or Other Than for Good Reason.  Following a Change in Control of the Company, if a Participant’s Employment is terminated either (a) by the Company for Cause; or (b) by such Participant (other than for Good Reason), the Company shall pay such Participant his full Base Salary and accrued vacation through the date of termination, at the rate then in effect, plus all other amounts to which such Participant is entitled under any compensation and benefit plans of the Company, at the time such payments are due, and the Company shall have no further obligations to such Participant under the Program.

(i)            Notice of Termination. Any termination of Employment by a Participant for Good Reason shall be communicated by a Notice of Termination.

5.            Form and Timing of Severance Benefits

(a)          Form and Timing of Severance Benefits. The Severance Benefits described in Section 4(d) (other than those described in Section 4(d)(iv)) herein shall be paid in cash to such Participant in a single lump sum 185 days following the Effective Date of Termination (or if such date is not a business day, the next business day) (the “Payment Date”).

(b)          Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under the Program all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

6.            Excise Tax

(a)          Excise Tax. Subject to the last sentence of this Section 6(a), in the event that a Participant becomes entitled to Severance Benefits or any other payment or benefit under the Program, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), if all or any part of the Total

Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), and if such Participant would receive a greater net after-tax amount if the Total Payments paid to such Participant were reduced to avoid the imposition of the Excise Tax, then the Total Payments paid to such Participant shall be reduced, such that the value of the aggregate payments that such Participant receives shall be one dollar ($1) less than the maximum amount which such Participant may receive without becoming subject to the Excise Tax, or which the Company may pay without loss of deduction under Section 280G(a) of the Code.  The reductions, if applicable, required by this Section 6(a) shall be made only from the following amounts in the following order: first, from the lump sum payment contemplated by Section 5(a); and then, to the extent necessary, from other amounts payable to the Participant that do not constitute deferred compensation for purposes of Section 409A of the Code.

(b)          Tax Computation. All calculations done pursuant to Section 6(a), shall be made and determined reasonably and in good faith by an independent registered accounting firm of national reputation selected in good faith by the Company for this purpose, and all such calculations made reasonably and in good faith shall be final and binding on the Company and such Participant, even if such calculations are subsequently challenged or revised by a court or applicable regulatory authority. For purposes of the calculations done pursuant to Section 6(a), a Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Payment Date occurs and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Participant’s residence on the Payment Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)          Expenses. All of the fees and expenses of the accounting firm in performing the calculations referred to in Sections 6(a) and 6(b) above shall be borne solely by the Company.

7.            The Company’s Payment Obligation

(a)        Payment Obligations Absolute. Subject to Section 8, the Company’s obligation to pay or provide the Severance Benefits provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against a Participant or anyone else.  All amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from a Participant or from whomsoever may be entitled thereto, for any reasons whatsoever.

Notwithstanding anything else herein to the contrary, however, if the Company (or any subsidiary or affiliate of the Company) is obligated by law to pay to a Participant severance pay, a termination indemnity, notice pay, or the like (but excluding for this purpose accrued and unused vacation pay), or is obligated by law to provide to a Participant advance notice of separation (“Notice Period”), then any Severance Benefits hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

A Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of the Program, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under the Program, except to the extent provided in Section 4(d)(iv) herein.

(b)          Contractual Rights to Benefits. Subject to Sections 3 and 14(d), the Program establishes and vests in a Participant a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to prohibit the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

8.            Covenants and Release of the Participants.  Notwithstanding any other provision of the Program, a Participant’s entitlement to Severance Benefits shall be conditioned on the Participant’s executing a Restrictive Covenant and Release Agreement (the “Release”), substantially in the form attached hereto as Exhibit A, within sixty (60) days after the Participant’s Qualifying Termination (the “Release Deadline”) and such Release remaining in effect and becoming irrevocable after the expiration of any statutory period in which the Participant is permitted to revoke a release.  If the Participant fails to execute and deliver the Release by the Release Deadline, or if the Participant thereafter effectively revokes the Release, the Company shall be under no obligation to make any further payments or provide any further benefits to the Participant, and the Participant shall promptly repay the Company any payments made to the Participant and the Company’s direct cost for any benefits provided to the Participant pursuant to the Program.

9.            Funding

Benefits payable under the Program shall be unfunded, as that term is used in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA, with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, and the Administrator shall administer the Program in a manner that will ensure that benefits are unfunded and that Participants will not be considered to have received a taxable economic benefit prior to the time at which benefits are actually payable hereunder.  Accordingly, the Company shall not be required to segregate or earmark any of its assets for the benefit of Participants or their spouses or other beneficiaries, and each such person shall have only a contractual right against the Company for benefits hereunder.  The Company may from time to time establish a trust and deposit with the trustee thereof funds to be held in trust for the payment of benefits hereunder; provided, that the use of such funds for such purpose shall be subject to the claims of the Company’s general creditors as set forth in the agreement establishing any such trust.  The rights and interests of a Participant under the Program shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by a Participant or any person claiming under or through a Participant, nor shall they be subject to the debts, contracts, liabilities or torts of a Participant or anyone else prior to payment.  The Administrator may from time to time appoint an investment manager or managers for the funds held in any such trust.

10.         Administration

The Program shall be operated under the direction of the Committee and administered by the Administrator.  Subject to Section 6(b), the calculation of all benefits payable under the Program shall be performed by the Administrator, subject to the review of the Committee.  The Administrator shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including but not limited to, the interpretation of all Plan provisions, determination of the amount of benefits payable to any Participant, spouse, heirs or estate, all legal and factual determinations, and construction of disputed or ambiguous term, and all such determinations shall be binding on all parties.  Notwithstanding the preceding sentence, all determinations of eligibility for participation and benefits under the Program as a Tier 1 Participant shall be made by the Committee.  The Administrator may delegate responsibilities under the Plan.  With respect to the eligibility or participation of the Administrator in the Program and in any instance where the Plan is administered relative to the Administrator, the Chief Executive Officer of the Company shall act as Administrator.

11.         Claims Procedure

All claims for benefits under the Program shall be determined under the claims procedure in effect under the Company’s tax-qualified defined benefit pension plan on the date that such claims are submitted, except that the Administrator shall make initial determinations with respect to claims hereunder and the Committee shall decide appeals of such determinations.

In the event that any dispute under the provisions of the Program is not resolved to the satisfaction of the affected Participant through the Program’s claims procedures described in the preceding paragraph, any dispute or controversy arising under or in connection with the Program may, at the sole election of the affected Participant, be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for a Participant, shall be borne by the Company. If applicable, payment or reimbursement of the Participant’s reasonable attorneys’ fees and expenses shall be made not later than December 31st of the calendar year following the year in which they are incurred.

12.         Legal Fees.  To the extent permitted by law, the Company shall pay all reasonable legal fees, costs of litigation or arbitration, prejudgment interest, and other expenses incurred in good faith by a Participant as a result of:

(a)          the Company’s refusal to provide the Severance Benefits to which a Participant becomes entitled under the Program, or

(b)          the Company’s contesting the validity, enforceability, or interpretation of the Program, or

(c)          any conflict between the parties pertaining to the Program.

If applicable, payment or reimbursement of the Participant’s reasonable attorneys’ fees and expenses shall be made not later than December 31st of the calendar year following the year in which they are incurred.

13.         Successors and Assignment

(a)          Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, a similar business combination transaction or otherwise) of all or substantially all of the business and/or assets of the Company and its affiliates thereof to expressly assume and agree to perform the Company’s obligations under the Program in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Assuming that such transaction otherwise constitutes a Change in Control, the date on which any such succession becomes effective shall be deemed to be the date of the Change in Control.

(b)          Divestitures.  In the event of a Divestiture, the Company may, but shall not be obligated to, assign its obligations under the Program with respect to any Participant who immediately following such Divestiture will be employed by the entity that owns the divested entity, business unit or division to the Participant’s Post-Divestiture Employer or any of its affiliates.  Upon the effectiveness of the agreement by such Post-Divestiture Employer or one of its affiliates to perform such obligations, the Company shall have no further obligations under the Program to such Participant.

(c)        Assignment by a Participant. The Program shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Program to such Participant’s beneficiary. If a Participant has not named a beneficiary, then such amounts shall be paid to such Participant’s devisee, legatee, or other designee, or if there is no such designee, to such Participant’s estate.

14.         Miscellaneous

(a)     Employment Status. Except as may be provided under any other agreement between a Participant and the Company or one of its 409A Affiliates, a Participant’s Employment is “at will,” and may be terminated by either the Participant or the Participant’s employer at any time, subject to applicable law.

(b)          Beneficiaries. The primary and/or contingent beneficiaries designated by a Participant pursuant to Company-provided life insurance benefits shall be the persons or entities who or which are the Beneficiaries of any Severance Benefits owing to such Participant under the Program.

(c)          Severability. In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Program are not part of the provisions hereof and shall have no force and effect.

(d)          Amend, Modify or Terminate.  Subject to the restrictions and limitations set forth in this Section 14(d), the Board (or any committee of the Board to whom the Board delegates it authority hereunder) may amend, modify or terminate the Program at any time in whole or in part without prior notice to, or without the consent of, any Participant or other person.  Notwithstanding the previous sentence, without the express written consent of an affected Participant, (i) the Board may not amend, modify or terminate the Program in any respect for a Participant for whom a Qualifying Separation has occurred or (ii) amend, modify or terminate the Program in a manner that is adverse to the Participant in any material respect during the twenty-four month period following a Change in Control or the six month period following a Potential Change in Control.  In addition, any amendment, modification or termination of the Program that would be precluded under the previous sentence without the express written consent of an affected Participant on or after a Change in Control shall not be given effect without the express written consent of the affected Participant if it is adopted within six months prior to the occurrence of a Potential Change in Control or a

Change in Control.  Nothing in this Section 14(d) shall preclude a termination or reduction of a Participant’s status in the Program in accordance with Section 3(c).

(e)          Applicable Law.  TO THE EXTENT NOT PREEMPTED BY THE LAWS OF THE UNITED STATES OR ANY OTHER LAW MANDATORILY APPLYING TO A PARTICIPANT’S EMPLOYMENT, THE LAWS OF THE STATE OF ILLINOIS SHALL BE THE CONTROLLING LAW IN ALL MATTERS RELATING TO THE PROGRAM.

15.         Effect on Prior Agreements.  By virtue of a Participant’s participation in the Program, the Participant and the Company acknowledge that: (a) the Program supersedes all prior written or oral agreements between them, including, but not limited to, any Change in Control Agreement or Severance Protection Agreement which a Participant and the Company may have entered into; and (b) as of the Participation Date, any and all such prior agreements are null and void.

EXHIBIT A

RESTRICTIVE COVENANT AND RELEASE AGREEMENT

This Restrictive Covenant and Release Agreement (this “Agreement”) is entered into by the undersigned effective as of [INSERT DATE]1 (“Effective Date”).

In consideration of the severance benefits to be provided to me under the Change in Control Severance Program of Deere & Company (the “Severance Program”), I agree as follows:

1.         Return of Property.  All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Deere & Company or any of its affiliates (the “Company”) in my possession must be returned no later than the Effective Date.

2.         Non-Disclosure and Non-Solicitations Covenants.

(a)        Disclosure of Information.  As a result of my employment with the Company, I had access to and knowledge of certain confidential and proprietary information of the Company.  I shall not, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall I make use of any such information for my own purposes.

(b)        Covenants Regarding Other Employees.  For a period beginning on the date of my Qualifying Termination (as defined in the Severance Program) and ending two (2) years following the payment of the lump sum severance benefits provided for in Section 4(c) of the Severance Program, I agree not to:

(i)         attempt to induce any employee of the Company to (i) terminate his or her employment with the Company, or (ii) accept employment with any competitor of the Company; or

(ii)        interfere in a similar manner with the business of the Company.

3.         General Release and Waiver of Claims.

(a)        Release.  In consideration of the payments and benefits provided to me under the Severance Program and after consultation with counsel, I and each of my respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and

1              PURSUANT TO SECTION 8 OF PROGRAM, THE EFFECTIVE DATE SHOULD BE NO MORE THAN 60 DAYS FOLLOWING DATE OF QUALIFYING TERMINATION.

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agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) my employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that I do not release, discharge or waive any rights to (i) payments and benefits provided under the Severance Program that are contingent upon my execution of this Agreement and (ii) any indemnification rights I may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of my service as an officer and employee of the Company.  This Section 3(a) does not apply to any Claims that the Releasors may have as of the date I sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  Claims arising under ADEA are addressed in Section 3(b) of this Agreement.

(b)        Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to me under the Severance Program, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date I sign this Agreement.  By signing this Agreement, I hereby acknowledge and confirm the following: (i) I was advised by the Company in connection with my termination to consult with an attorney of my choice prior to signing this Agreement and to have such attorney explain to me the terms of this Agreement, including, without limitation, the terms relating to my release of claims arising under ADEA, and I have in fact consulted with an attorney; (ii) I was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of my choosing with respect thereto; (iii) I knowingly and voluntarily accept the terms of this Agreement; and (iv) I am providing this release and discharge only in exchange for consideration in addition to anything of value to which I am already entitled.  I also understand that I have seven days following the date on which I sign this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of my revocation of the release and waiver contained in this paragraph.

(c)        No Assignment.  I represent and warrant that I have not assigned any of the Claims being released under this Agreement.  The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

4.         Proceedings.

(a)        General Agreement Relating to Proceedings.  I have not filed, and except as provided in Sections 4(b) and 4(c), I agree not to initiate or cause to be initiated on my behalf, any complaint, charge, claim or proceeding against the

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Releasees before any local, state or federal agency, court or other body relating to my employment or the termination of my employment, other than with respect to the obligations of the Company to me under the Severance Program (each, individually, a “Proceeding”), and agree not to participate voluntarily in any Proceeding.  I waive any right I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)        Proceedings Under ADEA.  Section 4(a) shall not preclude me from filing any complaint, charge, claim or proceeding challenging the validity of my waiver of Claims arising under ADEA (the ADEA waiver is set forth in Section 3(b) of this Agreement).  However, both the Company and I confirm our belief that my waiver of claims under ADEA is valid and enforceable, and my intention is that all claims under ADEA will be waived.

(c)        Certain Administrative Proceedings.  In addition, Section 4(a) shall not preclude me from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency.  I am, however, waiving my right to recover money in connection with any such charge or investigation.  I am also waiving my right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

5.         Remedies. In the event I initiate or voluntarily participate in any Proceeding in violation of this Agreement, or if I fail to abide by any of the terms of this Agreement or if I revoke the ADEA release contained in paragraph 3(b) within the seven-day period provided under paragraph 3(b), the Company shall be under no obligation to make any further payments or provide any further benefits to me, and I shall promptly repay the Company any payments made to me and the Company’s direct cost for any benefits provided to me pursuant to the Severance Program, without waiving the release granted herein.  I acknowledge and agree that the remedy at law available to the Company for breach of any of my obligations under paragraphs 2, 3 and 4 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms.  Accordingly, I acknowledge, consent and agree that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining me from breaching my obligations under paragraphs 2, 3 and 4 herein.  Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

I understand that by entering into this Agreement I shall be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company.

6.         Severability Clause.  If any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part, and not the entire Agreement, shall be inoperative.

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7.         GOVERNING LAW AND FORUM.  I acknowledge that this agreement has been executed, in whole or in part, in Illinois.  Accordingly, I agree that this Agreement and all matters or issues arising out of or relating to my employment with the Company shall be governed by the laws of the State of Illinois applicable to contracts entered into and performed entirely therein.  Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the Moline, Illinois.

I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT AND THAT I FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT I HEREBY EXECUTE THE SAME AND MAKE THIS AGREEMENT AND THE COVENANTS AND RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF MY OWN FREE WILL.

THE EXECUTIVE

[Insert name of Executive]

Dated:

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